KPMG

KPMG LLP
600 de Maisonneuve Blvd. West
Suite 1500
Tour KPMG
Montréal (Québec) H3A 0A3

Telephone (514) 840-2100
Fax (514) 840-2187
Internet www.kpmg.ca

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Alderon Iron Ore Corp.

We consent to the use of our report, dated March 21, 2013, on the consolidated financial statements of Alderon Iron Ore Corp., which comprise the consolidated statements of financial position as at December 31, 2012, the consolidated statements of changes in equity, comprehensive loss and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, included in this annual report on Form 40-F.

KPMG LLP*

March 22, 2013
Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A103955

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity. KPMG Canada provides services to KPMG LLP.